EXHIBIT 10.5

EMPLOYMENT AGREEMENT
BETWEEN DIVERSIFIED HEALTH & FITNESS, INC.
AND ANDREW BARNETT

RESTATED AND AMENDED EMPLOYMENT AGREEMENT dated as of July 23, 2010, by and among Diversified Fitness, Inc., a Florida corporation (the "Company") and Andrew Barnett (the "Executive").

1.

Term of Employment.  Upon the terms and subject to the conditions set forth herein, the Company will employ Executive for the period beginning on the date hereof, and continuing for a period of five (5) years, subject to early termination under Section 8 hereof.  (The period during which Executive is employed hereunder is referred to herein as the “term of employment.”)

2.

Position; Duties.

2.1

During the term of employment, Executive will:

(i)

Serve as Chief Executive Officer;

(ii)

Use his best efforts to promote the interests of the Company and devote his full business time and efforts to the Company’s business and affairs;

(iii)

Perform such duties as the Company’s CEO; and

(iv)

Comply with the Company’s reasonable standard policies and procedures applicable to its employees generally.

2.2

The Executive shall not be required to perform his duties outside of a thirty (30) mile radius of Fort Lauderdale, Florida, except for such services as may be required in connection with normal business travel, and except if the Company relocates its corporate headquarters.

3.

Base Compensation.  In consideration of the Executive’s performance of his services hereunder and the Executive’s observance of the other covenants set forth herein, the Company shall pay the Executive a base salary of $150,000  per annum, payable in accordance with the Company’s standard payroll policies.  Subsequent base salary adjustments will be subject to the review and approval of the Company’s Board of Directors; however, in such year the Company achieves EBITDA of no less than $4,000,000, Executive’s base may increase to up to $400,000 per annum. Executive has the option to receive stock instead of cash as compensation, or a combination of cash and stock, as mutually agreed to by the parties at a mutually agreed upon price per share, and subject to a bonus of not less than 50% of his base salary, at the behest of the compensation committee of the Board of Directors. Such bonus may be paid 50% in cash and 50% in stock, at the discretion of the Board.

4.

Incentive Compensation.  In addition to the foregoing base salary, the Executive shall be awarded a signing bonus in the amount of $100,000 which shall be payable upon the funding of at least $3,000,000 to the company. The Executive shall be eligible for an additional annual bonus, based on the performance of the Executive and the Company as recommended by the Compensation Committee of the Board of Directors, and approved or adjusted by the Company’s Board of Directors, in its sole discretion.  Such bonus shall be determined and paid within 90 days after the end of each anniversary of the date hereof.  Said bonus may take the form of cash, stock and/or stock options, as mutually agreed by the Executive and the Company.  In the event that the Executive’s employment with the Company is terminated for Cause (as defined herein) or is voluntarily terminated by the Executive prior to the date on which any bonus is to be paid, then such bonus shall be cancelled and the Executive shall not be entitled to any incentive compensation for such year.   In all other cases, the Executive’s bonus shall be prorated based on the number of days he was employed during the year for which the bonus is payable.

5.

Equity Awards.

5.1

As of the date of this agreement the Executive has received options to purchase 1,500,000 Company shares. 1,200,000 of such options were cancelled in March of 2010. Executive currently has 300,000 fully vested options priced at .10 per share.

5.2

The Executive will be eligible to participate in any stock option plan or similar incentive plans that may be established by the Company from time to time, on the same terms and conditions applicable to other similarly-situated employees of the Company.

6.

Expense Reimbursement Policy.  Consistent with the Company's reasonable policies and procedures which may be in effect from time to time, the Company shall reimburse the Executive for all properly documented reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder.

7.

Employment Benefits.

7.1

Benefits.  During the term of employment, the Executive shall be entitled to participate in such employee benefits as are available from time to time to other similarly-situated employees of the Company in accordance with the then-current terms and conditions established by the Company for eligibility and employee contributions required for participation in such benefits opportunities. Such benefits shall include health insurance.  Directors and officers’ liability insurance will be provided by the Company, providing for coverage of at least $1,000,000 for so long as the Company is privately held and, at such time as the Company’s stock is publicly traded, in an amount reasonably equivalent to that provided by public companies of similar size in similar industries. Mr. Barnett may also be eligible, at the discretion of the Board, to receive a term life insurance policy of $1,000,000, the premiums of which shall be paid by the Company.

7.2

Car allowance. Executive shall be entitled to a car allowance in the amount of $500 per month. Such allowance shall be payable in accordance with the Company’s standard payroll policies.

7.3

Laptop Computer. Executive shall be entitled to a Notebook computer paid by the company. The Notebook computer shall be the property of the Executive and all upgrades shall be provided by the company. If Executive purchases any hardware equipment all approved purchases shall be reimbursed from company.

7.3

Vacation.  Executive shall be entitled to annual paid time off in accordance with the Company’s reasonable standard policies and procedures, but not less than twenty (20) days per year, to be taken in such amounts and in such times as shall be mutually convenient for the Company and the Executive.

8.

Termination. The Executive’s employment with the Company may be terminated as follows:

8.1

Death or Permanent Disability. The Executive’s employment shall terminate automatically upon his death or a determination by a Company-appointed doctor that the Executive has suffered a permanent disability within the meaning of any disability insurance policy offered by the Company, or as otherwise reasonably determined by such doctor.

8.2

Termination without Cause.  Either party may terminate Executive’s employment upon ninety (90) days’ written notice to the other party; provided if the Company terminates the Executive pursuant to this Section 8.2, he shall be entitled to severance as set forth in Section 8.4.

8.3

Termination for Cause.   The Company may terminate the Executive’s employment at any time, upon written notice to the Executive, for Cause.   As used herein, “Cause” means

(a)

the material breach of any provision hereof by the Executive, which breach (if capable of being cured) remains uncured for thirty (30) days after the Executive’s receipt of written notice thereof (it being understood that a material breach of Section 9 hereof is not capable of being cured);

(b)

misappropriation by Executive of funds or property of the Company; or any fraud, dishonesty or willful misconduct in the performance of the Executive's duties and responsibilities hereunder;

(c)

Executive’s engaging or causing the Company to engage, in the course of his employment with the Company, in activities that are prohibited by federal, state or local laws, and which have a material adverse effect on the Company;

(d)

determination, by any regulatory body, that the Executive is not qualified or permitted to hold the position of vice president of corporate development of the Company; or

(e)

if the Company or the Executive shall commence a voluntary case or other proceeding, or an involuntary case or other proceeding shall be commenced, seeking liquidation, reorganization or other relief with respect to the Company or the Executive under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or the Executive.

8.4

Severance.

(a)

In the event that the Executive’s employment is terminated by the Company without Cause, then the Executive (or his estate or personal representative) shall be entitled to a severance payment equal to the greater of the total payments still due under this Employment Agreement or 12 months salary. [For example, if the Executive is terminated without Cause (or pursuant to his death or disability), he would  be entitled to his base salary in effect at the time of termination, times a period the number of years remaining on this contract, or the payments he would have otherwise received over the ensuing 12 months.]  The Company may elect to pay such severance in one lump-sum payment, or in equal installments over a period of twelve months following such termination.  In addition, all of the stock options granted to the Executive shall vest immediately upon termination and be deemed paid in full, and all stock to be issued pursuant to said stock options or otherwise shall immediately be issued to Executive (or his estate or personal representative) upon termination.

(b)

In the event that the Executive’s employment is terminated (i) by the Executive voluntarily, or (ii) by the Company for Cause, then he shall not be entitled to any severance or any other payments from the Company for any period after termination.

9.

Covenants

9.1

Exclusive Employment.  While Executive is employed by the Company he shall not, without the prior written consent of the Company, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company not to exceed 5%.

9.2

Confidentiality.  Executive shall treat as confidential and keep secret the affairs of the Company and shall not except as may be required by law, at any time during the term of employment or thereafter, without the prior written consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.

9.3

Company Property.  All records, papers and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

9.4

Inventions.  All articles invented by Executive, processes discovered by him, trademarks, designs, art work, and, in general, everything of value conceived or created by him pertaining to the business of the Company or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature relating thereto, shall immediately become the property of the Company, and Executive will assign, transfer and deliver to the Company all patents, copyrights, royalties, designs and any and all interests and rights relating thereto.

9.5

Non-Solicitation of Employees and Clients.   During the term of employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive shall not:   (a) directly or indirectly solicit or attempt to solicit away from the Company any person who at the time of such solicitation or attempted solicitation (or at any time within 90 days prior to such solicitation or attempted solicitation) was an employee of the Company or otherwise provided services in connection with the Company, or otherwise interfere with the relationship between the Company and any of its employees or (b) directly or indirectly provide or offer to provide, any mortgage-related services for any client or prospective client of the Company, or to induce any such client to cease to engage the services of Company or to use the services of any person or entity that competes directly with the Company.  As used herein, “prospective client” means any person or entity with whom, within the one year period immediately preceding the end of the term of employment, the Company has offered any mortgage-related services.

9.6

Non-Competition Agreement.  In addition, during the term of employment and for a period of one (1) years following the termination of Executive’s employment with the Company, Executive shall not accept any form of employment (including as an advisor, consultant or otherwise) or engagement as an independent contractor with a person or entity that is in competition with the Company in any geographic market in which the Company does business, in each case to the extent that the Company conducted or intents to conduct such business in such geographic market at the time the Executive’s  employment terminated.  Executive acknowledges that these provisions are reasonable and necessary to protect the Company’s legitimate business interests, and that these provisions do not prevent Executive from earning a living.

9.7

If at the time of enforcement of any provision under the sections 9.5 and 9.6, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

9.8

Executive acknowledges that a remedy at law for any breach or attempted breach of Section 9 of this Agreement will be inadequate, and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

9.9

The terms and provisions of this Section 9 may be enforced by the successors and assigns of the Company.

10.

Indemnification.   The Company shall defend, hold harmless and indemnify Executive, to the fullest extent permitted by law, against any claims or liabilities incurred by Executive in the course of performing his duties hereunder and, subject to the terms hereof, shall be solely responsible for and shall advance and indemnification any attorneys’ fees incurred by Executive relating to any such claims, to the extent that the Company’s Board of Directors determines that there is no reasonable likelihood that the Executive will be required to repay such advances and that such advance is permitted under the Sarbanes-Oxley Act of 2002.  The Company shall be entitled to control the defense of any such claim or action at the Company’s own cost, with counsel of the Company’s own choosing, the cost of which shall be paid for by the Company.  Upon notice from the Company to Executive of the Company’s election to assume the defense, the Company will not be liable to the Executive for any legal or other expenses subsequently incurred by the Executive in connection with the defense thereof.  The Executive may not compromise or settle any claim for which it has asserted or may assert its right to indemnification without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.  The Company may not compromise or settle any claim for which the Company has elected to assume the defense without Executive’s prior written consent, unless such settlement contains an unconditional release of all claims against the Executive.  The indemnification provided for in this Section shall survive the termination of the Executive’s employment and the termination or expiration of this Agreement.  Notwithstanding the foregoing, the Executive shall not be entitled to indemnification hereunder:

(i)

with respect to remuneration paid to the Executive if it is determined by a final judgment or other final adjudication that the remuneration was in violation of law or is required by law to be returned to the Company;

(ii)

on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended or similar provisions of any federal, state or local law;

(iii)

on account of Executive’s conduct that a final judgment or a final adjudication is determined to have been knowingly fraudulent, deliberately dishonest, willful misconduct, bad faith, in opposition to the best interests of the Company or produced an unlawful personal benefit;

(iv)

with respect to a criminal proceeding if Executive knew or reasonably should have known that his conduct was illegal;

(v)

if a final judgment or final adjudication determines that indemnification under this Agreement is not lawful;

(vi)

on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 306(a) of the Sarbanes-Oxley Act of 2002.

11.

Notices.  All notices hereunder shall be in writing and delivered personally, or sent by courier service (with proof of delivery and charges prepaid) or by registered or certified mail (postage prepaid), as follows:

If to the Company: 1850 SE 17 St, #203, Ft Lauderdale, FL 33316, and

If to the Executive: 1236 S Ocean Dr Fort Lauderdale, Florida 33316,

Or such other address as either party shall notify the other party.

12.

Counterparts.  This Agreement may be executed in counterparts (including by facsimile signature), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.

Governing Law.  This Agreement shall be governed by the internal laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first set forth above.

Diversified Health & Fitness, Inc.

By:  /s/ Benjamin Gettler

Name: Benjamin Gettler

Title: President

EXECUTIVE:

/s/ Andrew Barnett

Name: Andrew Barnett